PRELIMINARY STATEMENT

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
Of the Securities Exchange Act of 1934

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☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)
☐	Definitive Information Statement

SUPERIOR OIL AND GAS CO.

(Name of Registrant As Specified In Its Charter)

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1.	Title of each class of securities to which transaction applies: Common stock, par value $0.001.

2.	Aggregate number of securities to which transaction applies: 400,000,000 shares of common stock.

3.
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): The transaction is for the sole purpose of amending the registrant’s articles of incorporation to increase the registrant's authorized capital, and no filing fee is required to be paid.

4.	Proposed maximum aggregate value of transaction: No value.

5.	Total fee paid: None.

☐	Fee paid previously with preliminary materials.
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PRELIMINARY COPY
INFORMATION STATEMENT

SUPERIOR OIL AND GAS CO.
844 South Walbaum Road
Calumet, Ok 73014
405-884-2080

Summary Term Sheet

Superior Oil and Gas Co. proposes to amend its Articles of Incorporation (i) to increase the number of shares of its authorized Common Stock from 200 million shares of Common Stock to 500 million shares of Common Stock, (ii) to authorize the issuance of 100 million shares of Preferred Stock, par value $0.001 a share, and (iii) to designate a Series A Voting, Convertible Preferred Stock, consisting of 10 million shares, each share of which has the right to cast 14 votes, the right at any time to convert each share into 14 shares of Common Stock and the same rights as Common Stock in every other particular.

Such an amendment must have the approval of the shareholders.  Under Nevada law, such shareholder approval can be given by either of the following methods:

•	At a duly-called shareholders’ meeting at which a quorum is present, by an approving vote by shareholders casting a majority of votes cast at the meeting either in person or by proxy, or
•
Without a meeting, by the written approval of the amendment by the holders of shares that represent a majority of the votes that could be cast by all outstanding shares of voting stock – the method we have chosen.

Management has obtained the written approval of shareholders that hold a majority of the outstanding shares of common stock to approve the amendment to our articles of incorporation without a shareholders’ meeting.

Regulations of the U.S. Securities and Exchange Commission (the “Commission”) require that we transmit an Information Statement containing certain specified information to every holder of our capital stock that is entitled to vote or give an authorization with regard to any matter to be acted upon by shareholders and from whom proxy authorization is not solicited.  This Information Statement must be mailed at least 20 calendar days prior to the earliest date on which the corporate action may be taken.  This Information Statement is being mailed on or about December __, 2010 to our stockholders of record of November 30, 2010.

We Are Not Asking You For a Proxy, and You Are Requested Not To Send Us a Proxy.

Increase of Capital Stock Authorization Information

We currently have one class of authorized voting stock:

•	Common Stock, par value $0.001, 200 million shares of which there are 199,700,000 shares outstanding. Each outstanding share has one vote on all matters submitted to the shareholders for a vote.

The Common Stock does not have cumulative voting or preemption rights.  Holders of the stock are entitled to receive dividends when and if dividends are authorized by the directors.

Reasons for engaging in the transaction.

In 2006 we entered into a joint venture agreement with The Weiss Family Trust and its representative, Sam Guttman, both of the New York City area (hereinafter “Guttman/Weiss”), with regard to Guttman /Weiss investing in the drilling of oil and gas wells being promoted by our company.  Initially, two wells were drilled in Oklahoma with our company being the operator of the wells and being “carried” by Guttman/Weiss for a half interest in whatever ownership portion of the wells that Guttman/Weiss agreed to pay for.  The two wells were drilled and did encounter oil and gas in what appeared to be commercial quantities but were not successfully completed as producing wells.  These initial efforts were followed by the drilling of three other wells in Logan County, Oklahoma under the same  terms – we were carried for a half interest in the ownership portion of the wells that Guttman/Weiss agreed to pay for – and the results of which were encouraging, but the wells were not completed as producing wells in commercial quantities.

Relations between our company and Guttman/Weiss deteriorated  during this extended period of poor results.  Ultimately, Guttman/Weiss had invested approximately $8 million in the wells and in the acquisition of additional oil and gas leases and claimed that we had applied some of the funds to purposes other than expenses on the wells and that we had violated several provisions of the Federal and State securities laws.  We denied all allegations and alleged that Guttman/Weiss had not fully paid us for its and our interests in the wells.

We settled the controversy.  Guttman/Weiss released us from all alleged liabilities and agreed to pay us approximately $100,000 to pay certain current liabilities.  We also agreed to issue to Guttman/Weiss 140 million shares of our common stock in exchange for a half interest in Guttman/Weiss’s interest in the three wells that had been drilled in Logan County, and both parties agreed that our company could amend its Articles of Incorporation to increase its authorized capital to (i) 500 million shares of Common Stock, par value $0.001, and (ii) 100 million shares of Preferred Stock, par value $0.001, of which 10 million of the 100 million shares of Preferred Stock would be designated as Series A Voting, Convertible Preferred Stock and have as attributes (i) the right to cast 14 votes for each issued share, (ii) the right at any time to convert each share into 14 shares of Common Stock  and (iii)  the same rights as Common Stock in every other particular.  Finally, the parties agreed that Superior’s directors should authorize the issuance of the 10 million shares of Series A Voting, Convertible Preferred Stock to the corporation’s management and some of its present and past employees, agents and consultants who had performed valuable services for the corporation over the years without the expectation of payment for their unbooked services, due to the corporation’s lack of resources with which to make any payment.  The value of the services performed by the individuals that will receive the 10 million shares of Series A Voting Convertible Preferred Stock will be determined by the directors at the time these shares are issued, and the shares will be valued at the last bid price of the common stock into which the Preferred shares may be converted.

With regard to the remaining 90 million shares of Preferred Stock to be authorized for issuance, no further authorization by the shareholders need be obtained.  The terms of the creation of additional Series of the Preferred shares, including dividends or interest rates, conversion prices, voting rights, redemption prices, maturity dates and similar matters will be determined by the board of directors.

The provisions concerning the Company’s issuance of 140 million shares of Common Stock to Guttman/Weiss in exchange for a half interest in Guttman/Weiss’s interest in three wells and amending the company’s Articles of Incorporation to authorize the issuance of 100 million shares of Preferred Stock, of which 10 million shares would be issued to our company’s management and certain other agents as payment for unbooked compensation for prior services, reflect the desire of the parties that the composition and continuation of our current management and certain of its agents not be threatened by a possible change of control of the corporation by reason of the issuance of the 140 million shares of Common Stock to Guttman/Weiss.  No determination has been made by the directors concerning the identification of the persons to whom distribution of the Series A Voting, Convertible Preferred Stock might be made or the amounts thereof.

Finally, we deem it prudent, at this time, to increase the number of authorized shares of Common Stock to a figure sufficient not only to enable all holders of our Series A Voting, Convertible Preferred Stock to convert their shares to shares of Common Stock, but sufficient to enable our directors in the future to consider possible acquisitions of properties or interests in other companies in exchange for shares of our Common Stock. However, we have no current plans, intentions, or arrangements to engage in an acquisition.

Should the proposed amendment be effected, the effect on existing shareholders would be dilutive in the sense that they would own a smaller percentage of the outstanding shares of our stock.  However, such an issuance would not necessarily be dilutive in an economic sense, as the assets or companies acquired could conceivably produce operating results better for each issued share of stock than have been obtained so far.

The increase of authorized capital from 200 million shares to 500 million shares of Common Stock will have an anti-takeover effect.  It would provide the directors with the ability to counter any takeover offer by increasing the number of outstanding shares through immediate sales of authorized but not-yet-issued shares.  Such an increase could lessen the impact of a tender offer, by denying the offeror of the ability to purchase a voting majority of the outstanding shares.  This could work to the disadvantage of existing shareholders, as takeover offers are made at per-share prices that are higher than prevailing market share prices.

Voting Securities and Principal Holders Thereof

On October 31, 2010 there were outstanding 199,700,000 shares of our authorized 200,000,000 shares of Common Stock, This Information Statement is being sent to the November 30, 2010 record holders of our Common Stock.  Members of our management that hold  12,250,000  shares of our Common Stock together with Guttman/Weiss who own 140 million shares of our Common Stock have  given their written consent to the amendment.  This represents 76 percent of the shares outstanding, well in excess of the bare majority needed to approve the amendment to our Articles of Incorporation without a shareholders’ meeting.

The table below sets forth, as of October 31, 2010, the number of shares of our Common Stock beneficially owned by each officer and director of Superior Oil and Gas Co. individually and as a group, and by each owner of more than five percent of the Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned	Percentage of Total Shares Owned
Gayla McCoy 844 South Walbaum Road Calumet, OK 73014	4,500,000	2.25

Bill Sparks P.O. Box 14428 Oklahoma City, OK 73113	1,300,000	0.65

W.R. Lott III 107 Fulton Street Greenwood, MS 38935	950,000	0.48

Dan Lloyd, Jr. 844 South Walbaum Road Calumet, OK 73014	5,500,000	2.75

Thomas Becker 11108 N.W. 115 Street Yukon, OK 73099	3,290,407	1.65

Sam Guttman	39,000,000	19.53

Weiss Family Trust	101,000,000	5.06

Officers and Directors as a Group (5 persons)	12,250,000	6.13

Changes in Control

The proposed increase in the number of shares of our Common Stock is not expected to result in a change of control of the corporation.   On March 23, 2010  Guttman/ Weiss agreed that, in order to maintain a balance in the voting power of the parties, in consideration of Superior’s agreeing to order the issuance of the 140 million shares of Common Stock to Guttman/Weiss before the Articles of Incorporation have been amended to authorize the issuance of 100 million shares of Preferred Stock and before the 10 million shares of the Series A Voting, Convertible Stock have been issued, Guttman/Weiss will exercise the voting of its shares of Common Stock only in a manner consistent with the written, informed directions of Superior Oil and Gas Co.’s management.

Dissenters’ right of appraisal.  Shareholders that disapprove of the proposed amendments have no rights of appraisal or similar rights of dissenters with regard to the above amendments to our Articles of Incorporation.

Financial Statements and
Management’s Discussion and Analysis of Financial
Condition and Results of Operations

Changes In and Disagreements with Accountants

During the periods disclosed in the foregoing financial statements, there have been no disagreements with the company’s accountants on accounting and financial disclosure.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Superior Oil & Gas Co.
Yukon, Oklahoma

We have audited the accompanying balance sheets of Superior Oil & Gas Co. as of December 31, 2009 and 2008, and the related statements of operations, cash flows, and changes in stockholders’ deficits for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Superior Oil & Gas Co. as of December 31, 2009 and 2008 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note 8 to the financial statements the Company is a judgment debtor in a case filed against the Company.  Based upon the current financial condition of the Company, management does not anticipate the ability to satisfy the judgment.  Additionally the Company has experienced significant liquidity problems and has no capital resources and limited stockholders’ equity.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ MALONEBAILEY, LLP

www.malonebailey.com
Houston, Texas

April 9, 2010

Superior Oil and Gas Co.
Balance Sheets

	December 31,	December 31,
	2009	2008
ASSETS

Current Assets
Cash	$218	$712
Accounts receivable	1,616	79,088

Total Current Assets	1,834	79,800

Property and Equipment
Oil and gas properties
Pipeline Right of Way	111,600	111,600
Unproved property	189,581	437,938
	301,181	549,538
Other property and equipment
Leasehold improvements	553,170	557,041
Furniture and fixtures	67,714	67,714
	620,884	624,755
Less accumulated depreciation and amortization	(100,795)	(35,417)
	520,089	589,338

Total Property and Equipment	821,270	1,138,876

Total Assets	$823,104	$1,218,676

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$1,438,156	$1,240,456
Accrued salaries	323,975	270,000
Debtor judgment payable	682,588	648,820
Advances from shareholders	293,528	180,313
Total Liabilities	2,738,247	2,339,589

Shareholders' Deficit
Common stock, $0.001 par value per share 200,000,000 shares authorized, 56,234,082 outstanding at December 31, 2009 and 27,258,082 at December 31, 2008	56,235	27,259
Additional paid-in capital	6,485,226	4,814,202
Accumulated deficit	(8,456,604)	(5,962,374)

Total Shareholders' Deficit	(1,915,143)	(1,120,913)

Total Liabilities and Shareholders' Deficit	$823,104	$1,218,676

See notes to the financial statements.

The accompanying notes are an integral part of these financial statements

Superior Oil & Gas Co.
Statement of Operations
For the Years Ended
December 31, 2009 and 2008

	2009	2008

Revenue
Oil	$29,551	$67,564
Gas	5,930	30,464
Total Revenue	35,481	98,028

Operating Expenses:
Lease operating expenses	21,553	8,618
Impairment of assets	220,801	946,603
Exploration costs	-	57,200
General and administrative	1,955,102	1,230,721
Judgment interest	33,770	33,768
Depreciation and amortization	65,378	35,417
Gain on the sale of scrap equipment	(23,000)	-
	2,273,604	2,312,327

Loss from operations	(2,238,123)	(2,214,299)

Loss on legal settlement	(286,448)	-
Gain on settlement of liabilities	30,341	-

Loss before income taxes	(2,494,230)	(2,214,299)

Income tax expense (benefit)	-	-

Net loss	$(2,494,230)	$(2,214,299)

Loss per Share:
Weighted average shares outstanding	39,820,499	26,488,203
Loss per share	$(0.06)	$(0.08)

The accompanying notes are an integral part of these financial statements

Superior Oil and Gas Co.
Statement of Changes in Stockholders' Deficits
For the Years Ended
December 31, 2009 and 2008

	Common		Additional
	Shares	Common	Paid-In	Subscription	Accumulated
	Outstanding	Stock	Capital	Receivable	Deficit	Totals

Balance December 31, 2007	25,315,214	$25,316	$4,493,314	$(63,584)	$(3,748,075)	$706,971

Common stock issued:
For cash	2,500	3	497	-	-	500
For services	1,200,000	1,200	163,800	-	-	165,000
For capital services	265,038	265	37,291	-	-	37,556
For settlement of accounts payable	475,330	475	66,071	-	-	66,546
Leases purchased for subscriptions receivable	-	-	(63,584)	63,584	-	-
Stock based compensation	-	-	116,813	-	-	116,813
Net loss for the year					(2,214,299)	(2,214,299)

Balance December 31, 2008	27,258,082	$27,259	$4,814,202	$-	$(5,962,374)	$(1,120,913)

Common stock issued:
Stock based compensation	13,000,000	13,000	727,000	-	-	740,000
For settlement of dispute	16,000,000	16,000	944,000	-	-	960,000
Cancelled shares	(24,000)	(24)	24	-	-	-
Net loss for the year					(2,494,230)	(2,494,230)

Balance December 31, 2009	56,234,082	$56,235	$6,485,226	$-	$(8,456,604)	$(1,915,143)

The accompanying notes are an integral part of these financial statements

Superior Oil and Gas Co.
Statements of Cash Flows
For the Years Ended
December 31, 2009 and 2008

	2009	2008
Cash flows from operating activities:

Net loss	$(2,494,230)	$(2,214,299)

Adjustment to reconcile net loss to net cash provided by (used by operating activities):

Gain from settlement of accounts payable	$(30,341)	$-
Gain on the sale of scrap equipment	(23,000)	-
Depreciation and amortization	65,378	35,417
Impairment expense	220,801	946,603
Common stock issued for services	740,000	281,812
Common stock issued for settlement	960,000	-
(Increase) decrease in accounts receivable	77,472	(62,570)
Increase (decrease) in accounts payable	259,468	128,795
Increase in accrued salaries	53,975	90,000
Increase in debtor judgment	33,768	33,768

Net cash used in operating activities	(136,709)	(760,474)

Cash flows from investing activities
Sale of scrap equipment	23,000	-
Purchase of oil & gas leases & undeveloped wells	-	(287,705)
Sale of oil & gas leases & undeveloped wells	-	1,000,000
Purchase of furniture & fixtures and leasehold improvements	-	(588,800)

Net cash provided from investing activities	23,000	123,495

Cash flows from financing activities

Net increase in advances from shareholders	113,215	81,204
Sale of common stock	-	500
Net cash provided by financing activities	113,215	81,704

Increase (decrease) in cash	(494)	(555,275)

Cash at beginning of period	712	555,987

Cash at end of period	$218	$712

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$-	$-
Income taxes	$-	$-

Non Cash Investing and Financing Activities
Common stock issued for leases	$-	$-

Common stock issued for undeveloped wells	$-	$37,555

Reduction of accounts receivable for leases	$-	$37,381

Common stock issued for accounts payable settlement	$-	$66,546

Deferred drilling cost capitalized to leases	$-	$519,188

The accompanying notes are an integral part of these financial statements

Note 1 – Organization and Nature of Business

Superior Oil and Gas Co. (the Company) was incorporated on February 22, 1989, as a Utah corporation as Western States Resources, Inc.  On March 31, 1997, the Company was merged with Western States Resources US, Inc. (a Nevada corporation) and immediately changed its name to Red River Resources, Inc.  On June 4, 1997, the Company changed its name to Superior Oil and Gas Co.  The Company is engaged in the exploration, development and production of oil and gas properties.

Note 2 – Summary of Significant Accounting Policies

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and cash equivalents:

For purposes of the Statements of Cash Flows, cash in checking accounts, savings accounts, certificates of deposit, and short-term investments, which have a maturity of ninety days or less, are considered cash equivalents.

Property and Equipment:

Property and equipment are stated at cost, less accumulated depreciation.  Depreciation is provided by using the straight-line method over the estimated useful lives. Expenditures for maintenance and repairs are charged to operations when incurred.  Major betterments and renewals that extend the useful life of the related asset are capitalized and depreciated over the asset’s remaining useful life. Depreciation expense recorded in 2009 and 2008 was $65,378 and $35,417 respectively.

Oil and Gas Properties

Oil and gas investments are accounted for by the successful efforts method of accounting.  Accordingly, the costs incurred to acquire property (proved and unproved), all development costs, and successful exploratory costs are capitalized, whereas the costs of unsuccessful exploratory wells are expensed.

Depletion of capitalized oil and gas well costs is provided using the units of production method based on estimated proved developed oil and gas reserves of the respective oil and gas properties.

Asset Retirement Obligations

In August 2001, the FASB issued ASC 410-20,"Accounting for Asset Retirement Obligations" (ASC 410-20).  ASC 410-20 requires that the fair value of an asset retirement cost, and corresponding liability, should be recorded as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic  and  rational  method.

Impairment of Long-Lived Assets

In accordance with ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long lived assets such as oil and gas properties and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount of the fair value less costs to sell, and are no longer depreciated.  The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Impairment of unproved oil and gas properties is determined by ASC 932, “Extractive Activities – Oil and Gas” Impairment charges on oil and gas properties in 2009 and 2008 amounted to $220,801 and $946,603 respectively.

Income taxes:

The Company accounts for income taxes based on ASC 740, “Accounting for Income Taxes”. ASC 740 requires the recognition of deferred tax assets and liabilities for the future consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  In addition, ASC 740 requires the recognition of future tax benefits, such as net operating loss carry forwards, to the extent that realization of such benefits are more likely than not.  The amount of deferred tax liabilities or assets is calculated by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable, currently or in future years.

The principal temporary differences giving rise for the recognition of deferred tax liabilities and assets are the depreciation of property and equipment and the net operating losses.  The deferred tax assets and liabilities represent the future income tax consequences of those differences.

Net Income (Loss) Per Share:

The Company computes net income (loss) per share in accordance with ASC 260, “Earnings Per Share”, and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  Under the provisions of ASC 260, basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period.

Recent Accounting Pronouncements:

In June 2009, the FASB issued ASU No. 2009-01, Generally Accepted Accounting Principles (ASU 2009-01). ASU 2009-01 establishes “The FASB Accounting Standards Codification,” or Codification, which became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. On the effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative. ASU 2009-01 is effective for interim and annual periods ending after September 15, 2009. The Company adopted the provisions of ASU 2009-01 for the period ended September 30, 2009. There was no impact on the Company’s operating results, financial position or cash flows.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events (ASC 855) to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 is effective for interim and annual reporting periods ending after June 15, 2009. The Company adopted the provisions of ASC 855 for the period ended June 30, 2009. There was no impact on the Company’s operating results, financial position or cash flows.

In December 2008, the SEC issued Release No. 33-8995, Modernization of Oil and Gas Reporting (ASC 2010-3), which amends the oil and gas disclosures for oil and gas producers contained in Regulations S-K and S-X, as well as adding a section to Regulation S-K (Subpart 1200) to codify the revised disclosure requirements in Securities Act Industry Guide 2, which is being eliminated. The goal of Release No. 33-8995 is to provide investors with a more meaningful and comprehensive understanding of oil and gas reserves. Energy companies affected by Release No. 33-8995 are now required to price proved oil and gas reserves using the unweighted arithmetic average of the price on the first day of each month within the 12-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements, excluding escalations based on future conditions. SEC Release No. 33-8995 is effective beginning for financial statements for fiscal years ending on or after December 31, 2009. The impact on the Company’s operating results, financial position and cash flows has been recorded in the financial statements.

Note 3 – Income Taxes

As of December 31, 2009 and 2008, the Company had substantial net operating losses.  Net operating losses and book and tax differences are required by generally accepted accounting standards to be recorded.  Book and tax differences are not required to be recorded when the consequences of these differences might not be realized.  The substantial net operating losses will expire over the next 4 to 20 years.  The net operating losses may or may not be realized which will be dependent on future earnings, which are currently uncertain. All deferred tax assets related to the net operating losses carry forward are fully reserved.

Note 4 – Common Stock Transactions

During 2009 and 2008, the Company issued shares for cash, compensation to employees and consultants, and payment for debt.

During 2009, the Company:

Issued 13,000,000 common shares to various individuals for services, and the shares have a fair value of $740,000.

Issued 16,000,000 common shares in settlement of a dispute, the shares have a fair value of $960,000.

During 2008, the Company:

Sold 2,500 common shares for $500 cash.

Issued 1,200,000 common shares to various individuals for services, the shares have a fair value of $165,000.

Issued 265,038 common shares to various individuals for the development of wells.  The shares have a fair value of $37,556.

Issued 475,330 common shares with a fair value of $66,546 for settlement of accounts payable.

Note 7– Related Party Transactions

The officers and directors of the Company are involved in other business activities and they may, in the future, become involved in additional business ventures, which also may require their time and attention.  If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests.  The Company has formulated no policy for the resolutions of such conflicts. An officer of the Company provides the Company’s office facilities at a cost of $2,000 per month.

Through December 31, 2009 our officers have not received compensation for their time and the company has determined the unpaid salaries for time spent through December 31, 2009 and 2008 was $323,975 and 270,000, respectively.

Through December 31, 2009 certain employees have not been reimbursed for company expenses, payment of office supplies, and utilities.  The unpaid balance as of December 31, 2009 and 2008 was $165,323 and $180,313, respectively.  Since these employees are also major shareholders, the amounts have been classified under loans from shareholders on the balance sheet.

During the year ended December 31, 2009 the company received advances from shareholders totalling $128,196.  Though December 31, 2009 there have been no repayments on these advances.

Note 8 –  Going Concern Uncertainties

The accompanying financial statements have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  As shown in the financial statements, the Company has incurred significant operating losses resulting in an accumulated deficit and a working capital deficit. Additionally, the Company, is judgment debtor in a case filed in the Superior Court of Arizona, Maricopa County.  The principal amount of the judgments is $337,686 with ten percent interest accruing from and after October 14, 1999.  As of December 31, 2009, the amount of the judgment, including accrued interest was $682,588.  The judgment will continue to accrue interest in the amount of $8,442 per quarter.  The Company is currently unable to pay the debtor judgment.  Due to recurring losses and the accumulated deficit, there can be no assurance that the Company will be able to continue as a going concern for a reasonable period of time.

The financial statements do not include any adjustments relating to the recoverability of assets classification of liabilities that might be necessary should the Company be unable to continue as a going concern.  The Company’s continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing or refinancing as may be required, and ultimately to sustain profitability.

The Company is continuing to seek, investigate, and, if warranted, acquire oil and gas properties, and to pursue activities intended to enhance stockholder value.

Note 9 – Stock Option Plan

The Board of Directors adopted the Superior Oil and Gas Co. 2005 Stock Option Plan (the “Plan”) on December 6, 2005.  The Plan became effective on that date subject only to the approval by the majority of the stockholders within twelve months.

The maximum number of shares of stock, which may be optioned and sold under the Plan, is 10,000,000 shares.  Options granted under the Plan may be incentive stock options (as defined under Internal Revenue Service Code Section 422) or nonqualified stock options, as determined by the administrator (the Board of Directors or an Option Committee appointed by the Board of Directors) of the Plan.  The terms of the Plan provides that the per share option exercise price to an employee owning more than 10% of the voting power shall be no less than 110% of the fair market value on the date of grant.  The per share option price to any other employee shall be no less than 100% of the fair market value on the date of grant.

The term of the option shall be the term stated in the option agreement; provided however, the incentive stock options shall have a term of no longer than ten years from the date of grant and options granted to those who represent more than 10% of the voting power shall have a term of five years or such shorter term as provided in the option agreement.

On December 6, 2005 the Company granted eight million share options at $0.10 per share, including two million non-qualified options that are now exercisable.  Additionally six million incentive stock options were granted, of which one million were vested on December 7, 2005, one million vested on January 31, 2006, one million vested January 31, 2007 one million vested January 31, 2008.  During the year, due to the death of the option holder the remaining unvested options were forfeited. The remaining vested shares options expired in June 2009.

Summary of the options for the years ended December 31, 2008 and 2009 are as follows:

			Average
			Remaining
	Number of	Weighted	Contractual	Intrinsic
Options	Options	Average Price	terms in years.	Value

Balance at 12/31/07	8,000,000	$0.10	1.5	$-
Granted	0
Exercised	0
Forfeited	2,000,000
Balance at 12/31/08	6,000,000	$0.10	.5	$-
Granted	0
Exercised	0
Forfeited	6,000,000
Balance at 12/31/09	-	$0.10	0	$-

Note 10 – Warrants

The company sold a fifty percent working interest in the two wells in Blaine and Garfield Counties in Oklahoma for cash in 2007.  The price received for the working interests was $3,000,000.  The company also issued to the buyer six million warrants to purchase its common stock.  Three million of the warrants are exercisable at ten cents ($0.10) per share and three million of the warrants are exercisable at twenty-five cents ($0.25) per share at anytime before November 15, 2009.  Of the $3,000,000 received in the transaction, $1,139,548 was applied to the value of the warrants and credited to paid in capital.  The balance of $1,860,452 was used to offset the cost of the wells.

			Average
			Remaining
	Number of	Weighted	Contractual	Intrinsic
Warrants	Warrants	Average Price	Terms in years.	Value

Balance at 12/31/07	6,000,000	$0.18	1.87	$-
Granted	-
Exercised	-
Balance at 12/31/08	6,000,000	$0.18	0.87	$-
Granted	-
Exercised	-
Forfeited	6,000,000
Balance at 12/31/09	-	$0.18	0	$-

Note 11 – Litigation

Following is a synopsis of lawsuits that have a potential impact on Superior Oil and Gas Company.

We are a judgment debtor in the case of  Gotz Werner & Roman Werner v. Daniel Lloyd, McCoy Energy Co., Superior Oil and Gas Co., and Big Daddy’s BBQ Sauce & Spices Co., Superior Court of Arizona, Maricopa County, No. CV 99-11813.  The principal amount of the judgment is $337,686 with ten percent interest accruing from and after October 14, 1999.  As of December 31, 2009, the amount of the judgment including interest was $682,588.

Daniel Lloyd, McCoy Energy Co. and Big Daddy’s BBQ Sauce & Spices Co. are also judgment debtors in this litigation, each to the same extent and in the same amount as our company.  Daniel Lloyd was the chief executive officer, chief financial officer and a director of our company until his death in July 2008.  McCoy Energy Co. is under the control of Gayla McCoy, the secretary and treasurer of our company.  Big Daddy’s BBQ Sauce & Spices Co. is under the control of Mr. Dan Lloyd, Jr. and Ms. McCoy.

Brooks Investments, LLC, et al. v. Blue Quail Resources, Inc., et al., Case No. CJ-2006-595, District Court of Canadian County, State of Oklahoma wherein Superior Oil and Gas Company, Daniel H. Lloyd and Gayla McCoy are named as co-defendants.  Plaintiffs have alleged that Blue Quail Resources, Inc. committed securities fraud when it sold interests in the Lonesome River #1 oil and gas project and are seeking rescission of their contract and actual and punitive damages against Blue Quail and the other co-defendants.  The primary plaintiff, an attorney, has testified that no one from Superior Oil and Gas Company nor Dan Lloyd nor Gayla McCoy ever made any representations to him regarding the Lonesome River #1 oil and gas project.  Furthermore, it has been admitted by the plaintiffs that neither Superior Oil and Gas Company, Daniel Lloyd or Gayla McCoy have ever had a contractual relationship with any of the plaintiffs and that the only reason they have been named as defendants was on the basis of their attorney’s advice.  That attorney has now been terminated from further representation and a Motion for Summary Judgment is now pending before the Court which Superior anticipate will result in a dismissal as to Superior Oil and Gas Company, Daniel H. Lloyd and Gayla McCoy.

HOCO Drilling, LLC v. Superior Oil and Gas Company, et al., Case No. CJ-2007-59-01, District Court of Garfield County, State of Oklahoma wherein Superior Oil and Gas Company is being sued for breach of contract by HOCO Drilling, LLC for $179,263.23, plus costs and attorneys fees.  Superior filed an answer and counterclaim against HOCO for breach of contract and negligence in an amount in excess of that claimed by HOCO, plus costs and attorney’s fees.  Subsequent to December 31, 2008, this lawsuit was settled with the agreement that the Company will pay to the plaintiff $100,000 within one year from May 1, 2009.  The $100,000 amount is included in the accounts payable at December 31, 2009.

Midwest Mortgage Brokers and Paul Gee v. Hershey S. Baum, et al., Case No. CJ-2004-7796, District Court of Tulsa County, State of Oklahoma  wherein Superior Oil and Gas Company is a named co-defendant involves a loan that was made by Paul Gee and Midwest Mortgage Brokers and Paul Gee to Hershey S. Baum and others for which Superior Oil and Gas purportedly agreed to repurchase 100,000 shares of stock from plaintiffs as part of the consideration for making the loan.  The court granted summary judgment against Superior Oil and Gas Company in the amount of $286,448.39 on April 23, 2008 and Superior has filed an appeal from this judgment with the Oklahoma Supreme Court.  Superior has recorded $286,448.39 in accounts payable at balance sheet date to cover the cost of this judgment.

James B. Jackson v. Superior Oil & Gas Co., District Court, Canadian County, Case No. CJ-2008-87. The plaintiff’s claims relate to geological service provided to Superior for which he has not been paid.  A default judgment was entered against the Superior in the amount of $14,578.29 plus costs and attorney’s fees.  Sufficient amounts have been recorded in accounts payable at the balance sheet date to cover the cost of this judgment.

Eagle Well Services, Inc. v. Superior Oil and Gas Co., District Court, Oklahoma County, Case No. CJ-2009-773 involves a claim by Eagle Well Services d/b/a Bronco Energy Services for $94,649.69 for services performed by it for the company.  The amount of the claim is in accounts payable at December 31, 2009.

Superior Oil and Gas Co. v. Vince Freechea, District Court, Oklahoma County, Case No. CJ-2009-1793 involves a claim by Superior against an individual who operated a company known as High Plains Tubular.  The claim arises out of that individual’s procurement of casing and tubing on behalf of Superior.  Mr. Freechea subsequently wrongfully sold this casing and tubing to a third party and refused to remit the proceeds of the sale to Superior.  Superior paid Mr. Freechea in excess of $220,000 for the product and is seeking to recover its cost plus the profit for a total of $350,000.

Julie Warren, et al. v. Superior Oil and Gas Co., et al., District Court, Garfield County, Case No. CJ-2008-325 wherein the plaintiffs have sued the company for trespassing in connection with laying a saltwater disposal line across their property in the completion of the Windy Vista well. They obtained a judgment against the company for $118,000 plus costs and attorney’s fees. During the year ended December 2009, the original judgment was overturned and has been settled for $65,000. The amount of the settlement is included in accounts payable on the balance sheet at December 31, 2009.

Note 12 – Lease Commitments

The company does not have any lease commitments.

Note 13 – Subsequent Events

On March 13, 2010, the Company purchased 50% interest in three oil and gas leasehold estates located in Logan County, Oklahoma for 140 million shares of common stock.

In connection with the purchase, the Company plans to amend its articles of incorporation to increase its authorized capital stock to 500 million shares of Common Stock and 100 million shares of Preferred Stock. 10 million shares of the Preferred Stock are to be designated as Class A Voting Convertible Preferred Stock. Each share of the Class A Preferred will have the right to cast 14 votes, the right to be converted into 14 shares of Common Stock and the rights of the Common Stock in all other respects. The 10 million shares of Series A Voting Convertible Preferred Stock will be issued to certain members of the Company’s management and its agents in payment of unpaid services already rendered by such persons to the Company.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto for the period ended December 31, 2009 and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere.  See "Financial Statements."  The discussion includes management’s expectations for the future.

Such expressions of expectation are not historical in nature and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially from those expressed in any forward-looking statement.

We had oil and gas revenue for our interest in three oil and gas wells totaling $35,481 for the year ended December 31, 2009 compared $98,028 revenue from five oil and gas wells in the same period of 2008.

Late in 2006 we drilled two oil and gas wells which were initially completed in 2007.  The neutron log on the Windy Vista #1 well in Garfield County, Oklahoma indicated numerous formations which may contain oil or natural gas.  Initial completion attempts on the Wilcox Formation were not commercially successful, we believe, due to a poor cement job.  We have later completed the well in the Mississippi zone.

Initial completion attempts in the Wilcox Formation on the Lonesome River #1 well in Blaine County, Oklahoma indicated substantial amounts of water.  The well was completed in the Viola zone.  The company also fractured the Hunton and Mississippi zones to enhance production on this well.  We were able to get minimal production from this well.

The revenue in 2008 was from our working interest from sporadic production in these two wells while we were attempting their completion.

The Windy Vista well was lost in 2009 to a judgement creditor due to unpaid bills on the wells development.  The Lonesome River well was lost due to non production.

In December of 2007 we began drilling on the Chickie #1 well in Logan County, Oklahoma which we completed in 2008.  In 2008 we also drilled the Gayla #1 well in Logan County, Oklahoma and did a recompletion on the Lindsey #1 well in Logan County, Oklahoma which was on the lease that we acquired in Logan County.

Through December 31, 2008 we had spent $7,128,800 on these wells.  Investors had put up $6,754,813 through December 31, 2008 for working interests - 63% of the Windy Vista #1 well, 56% of the Lonesome River #1 well and 50% of the Chickie #1, Gayla #1 and Lindsey #1 wells.  This amount includes $932,997 which was invested for working interests by two parties in 2006 and their interests were returned to us in a court action in 2007 in which we were allowed to keep the amount invested.

Lease operating expenses in 2009 were $21,553 compared to $8,618 in 2008.  These are our share of cost of operations for the wells when they were in operation.  We were forced to pay some expenses on the Windy Vista well which could not be passed on to our working interest partners due to the loss of the well in a judgement action.

Impairment of assets in 2009 was $220,801 compared to $946,603 in 2008.  All of this cost was due to leases which expired due to the fact that we could not get financing to drill wells on them.

Exploration costs are costs associated with geological and engineering in projects we did not go forward with.  We did not have any of these expenses in 2009.

General and Administrative expenses were $1,955,102 for the year ended December 31, 2009 compared to $1,230,721 for the 2008 period, an increase of $724,381.  The increase was primarily due to increases of approximately $468,000 in stock based compensation to employees, $55,000 professional fees and $960,000 in settlement costs.  These increases were partially offset by a decrease in general office expenses of approximately $108,000, travel expenses, $109,000, occupancy expense, $24,000, option expense, $116,000, advertising and promotion, $27,000, financial consulting, $234,000, and new project development of $68,000.  The increase in payroll costs was mostly stock compensation payment to three key individuals totaling $468,000.  The increase in professional fees was mostly due to value of stock issued to a professional to keep providing services when the company was not able to pay his fees.  The settlement cost was the value of stock issued to a major investor in the wells drilled in an attempt to keep him from taking action against the company.  All of the stock issued as compensation was valued at $0.06 per share, the stock value on the date of issue. The decrease in general office expenses was due to lower operating costs due to the much lower volume of activity in 2009 as compared to 2008.  The travel costs were much higher in 2008 than 2009 mostly because of travel costs associated with the death of our CEO while he was in New York on business in 2008.  Occupancy costs decreased in 2009 from 2008 due to the fact that there were some initial costs in moving into our new offices in 2008 which were not repeated in 2009.  There were no options issued or vested in 2009, while in 2008 options vested with a value of $26,812 and an option valued at $90,000 was issued to our new president.  Advertising and promotion decreased because the cost of website development incurred in 2008 was not repeated in 2009.  The financial consulting decreased in 2009 from 2008 due to the fact that consultants were not hired to help design a plan for raising capital.  We also did not have any costs associated with analyzing new projects in 2009 which we did have in 2008.

Legal Settlement is from summary judgment in the amount of $286,448 that was entered against the company in regards to Midwest Mortgage Brokers and Paul Gee v. Hershey S. Baum, et al., Case No. CJ-2004-7796, District Court of Tulsa County, State of Oklahoma  wherein Superior Oil and Gas Company is a named co-defendant involves a loan that was made by Paul Gee and Midwest Mortgage Brokers and Paul Gee to Hershey S. Baum and others for which Superior Oil and Gas purportedly agreed to repurchase 100,000 shares of stock from plaintiffs as part of the consideration for making the loan. There was no such cost in 2008.

Depreciation and amortization is from amortization expense on leasehold improvements over a 10-year life and depreciation on furniture and fixtures of over a 7-year life.  The expenses were $55,705 for amortization and $9,673 for depreciation in 2009 as compared to $27,852 and $7,565, respectively, in 2008.  The increases of $27,852 and $2,108 are because the assets were in service for the entire year in 2009 while they were in service for only a partial year in 2008.

Gain from sale of scrap equipment is from the sale of some scrap equipment on one of the wells.

Other income is the gain from the settlement of some of the company’s accounts payable for less than what was owed.

Net Income (Loss)

We suffered a net loss of $2,494,230 in FY 2009 and a net loss of $2,214,299 in FY 2008.  The decrease in net loss is attributable primarily to a gross profit gain of $13,928 in FY 2009 compared to a gross profit gain $89,410 in FY 2008, or a decrease in gross profit of $75,482.

We  had an increase in general and administrative expenses of $724,381, an increase in depreciation and amortization expense of $29,961.  We also had decrease in impairment costs of $725,802, exploration costs of $57,200, gain from sale of scrap equipment of $23,000 and other income of $30,341.  In addition, we incurred legal expenses in relation to summary judgment against the company in the amount of $286,448. All of this amounted to our loss being $279,931 more in 2009 than in 2008.

We financed our FY 2009 loss of $2,494,230 primarily with stock-based compensation of  $740,000, stock-based dispute settlement of $960,000, depreciation expense of $65,378, impairment expense of $220,801, a decrease in accounts receivable of $77,472, an increase in debtor judgment payable of $33,768, an increase in accrued expenses of $53,975, borrowings from shareholders of $113,215, an increase in accounts payable of $259,468, and offset by a gain on the settlement of accounts payable of $30,341, which resulted in a decrease in cash of $494.

Superior Oil and Gas Co.
Balance Sheets
(unaudited)
(unreviewed)

	September 30,	December 31,
	2010	2009
ASSETS
Current Assets
Cash	$84	$218
Accounts receivable	22,082	1,616

Total Current Assets	22,166	1,834

Property and Equipment
Oil and gas properties
Pipeline Right of Way	111,600	111,600
Unproved property	-	189,581
	111,600	301,181
Other property and equipment
Leasehold improvements	553,170	553,170
Furniture and fixtures	67,714	67,714
	620,884	620,884
Less accumulated depreciation and amortization	(149,538)	(100,795)
	471,346	520,089

Total Property and Equipment	582,946	821,270

Total Assets	$605,112	$823,104

LIABILITIES AND SHAREHOLDERS' DEFICIT

Current Liabilities
Accounts payable	$1,430,456	$1,438,156
Accrued salaries	323,975	323,975
Accrued interest	17,326	-
Notes payable	103,500	-
Convertible debenture payable, net of discount of $127,127	22,873	-
Debtor judgment payable	707,914	682,588
Advances from shareholders	157,134	293,528
Derivative liability	247,447	-
Total Liabilities	3,010,625	2,738,247

Shareholders' Deficit
Common stock, $0.001 par value per share
200,000,000 shares authorized, 199,700,000
outstanding at September 30, 2010 and
56,234,082 at December 31, 2009	199,700	56,235
Additional paid-in capital	15,554,737	6,485,226
Accumulated deficit	(18,159,950)	(8,456,604)

Total Shareholders' Deficit	(2,405,513)	(1,915,143)

Total Liabilities and Shareholders' Deficit	$605,112	$823,104

See accompanying notes to the financial statements.

Superior Oil and Gas Co.
Statements of Operations
(unaudited)
(unreviewed)

	Three		Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30,	September 30,	September 30,	September 30,
	2010	2009	2010	2009

Revenue
Oil	$3,051	$15,593	$18,846	$20,374
Gas	3,409	244	10,865	998
	6,460	15,837	29,711	21,372

Operating Expenses
Lease operating expenses	5,541	10,149	44,903	15,251
Impairment expense	-	58,472	369,371	248,357
Administrative	48,881	1,734,713	9,336,567	1,882,745
Interest	15,700	8,442	65,525	25,326
Depreciation and amortization	16,248	16,235	48,743	48,814
Gain on the sale of scrap equipment	-	(23,000)	-	(23,000)
	86,370	1,805,011	9,865,109	2,197,493

Loss from operations	(79,910)	(1,789,174)	(9,835,398)	(2,176,121)

Loss on derivative (gain)	-	-	(97,447)	-
Other income	-	-	229,497	54,928

Loss before income taxes	(79,910)	(1,789,174)	(9,703,348)	(2,121,193)

Deferred income tax expense (benefit)	-	-	-	-

Net loss	$(79,910)	$(1,789,174)	$(9,703,348)	$(2,121,193)

Basis loss per share:
Weighted average shares outstanding	199,700,000	33,625,386	191,564,820	47,849,555
Loss per share	$(0.00)	$(0.05)	$(0.05)	$(0.04)

See Accompanying Notes to Financial Statements

Superior Oil and Gas Co.
Statements of Cash Flow
(unaudited)
(unreviewed)

	Nine	Nine
	Months Ended	Months Ended
	September 30, 2010	September 30, 2009

Cash flows from operating activities:
Net loss	$(9,703,348)	$(2,121,193)

Adjustment to reconcile net loss to net cash
used in operating activities:
Amortization of debt discount	22,873
Loss on derivative liability	97,447	(54,928)
Gain from settlement of accounts payable	(229,497)
Depreciation and amortization	48,743	48,814
Impairment expense	369,371	248,357
Share based compensation	9,118,183	1,680,000
Changes in operating assets and liabilities:
Accounts receivable	(20,466)	58,450
Accounts payable	161,384	(44,921)
Accrued expenses	17,326	38,575
Increase in debtor judgment payable	25,326	25,326

Net cash used in operating activities	(92,658)	(121,520)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of unproved oil & gas properties	(150,000)	-
Net cash used in investing activities	(150,000)	-

Cash flows from financing activities:
Loan from officers	(10,976)	122,254
Proceeds from bank loan	253,500	-
	242,524	122,254

Decrease in cash	(134)	734

Cash at beginning of period	218	712

Cash at end of period	$84	$1,446

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid for interest	$-	$-

Non Cash Investing and Financing Activities
Stock issued for oil & gas properties	$94,790	$-

See notes to the financial statements.

Superior Oil and Gas Co.
Notes to Financial Statements
(unaudited)

NOTE 1:  BASIS OF PRESENTATION

The accompanying unaudited and unreviewed interim financial statements of Superior Oil and Gas Co., (the Company) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in Superior's Annual Report on Form 10-K filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2009 as reported in the Form 10-K have been omitted.

Recently Issued Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-06, Improving Disclosures about Fair Value Measurements (ASU 2010-06). This update provides amendments to Subtopic 820-10 and requires new disclosures for 1) significant transfers in and out of Level 1 and Level 2 and the reasons for such transfers and 2) activity in Level 3 fair value measurements to show separate information about purchases, sales, issuances and settlements. In addition, this update amends Subtopic 820-10 to clarify existing disclosures around the disaggregation level of fair value measurements and disclosures for the valuation techniques and inputs utilized (for Level 2 and Level 3 fair value measurements). The provisions in ASU 2010-06 are applicable to interim and annual reporting periods beginning subsequent to December 15, 2009, with the exception of Level 3 disclosures of purchases, sales, issuances and settlements, which will be required in reporting periods beginning after December 15, 2010. The adoption of ASU 2010-06 did not impact the Company’s operating results, financial position or cash flows, but did impact the Company’s disclosures on fair value measurements. See Note 6, “Fair Value Measurements.”

In February 2010, FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements (ASU 2010-09). This update amends Subtopic 855-10 and gives a definition to SEC filer, and requires SEC filers to assess for subsequent events through the issuance date of the financial statements. This amendment states that an SEC filer is not required to disclose the date through which subsequent events have been evaluated for a reporting period. ASU 2010-09 becomes effective upon issuance of the final update. The Company adopted the provisions of ASU 2010-09 for the period ended March 31, 2010.

In April 2010, the FASB issued ASU No. 2010-12, Accounting for Certain Tax Effects of the 2010 Health Care Reform Acts (ASU 2010-12). This update clarifies questions surrounding the accounting implications of the different signing dates of the Health Care and Education Reconciliation Act (signed March 30, 2010) and the Patient Protection and Affordable Care Act (signed March 23, 2010). ASU 2010-12 states that the FASB and the Office of the Chief Accountant at the SEC would not be opposed to view the two Acts together for accounting purposes. The Company is currently assessing the impact, if any, the adoption of ASU 2010-12 will have on the Company’s disclosures, operating results, financial position and cash flows.

Superior Oil and Gas Co.
Notes to Financial Statements
(unaudited)

NOTE 2:  GOING CONCERN CONSIDERATIONS

The Company neither has sufficient cash on hand nor is it generating sufficient revenues to cover its operating overhead.  These facts raise substantial doubts as to the Company’s ability to continue as a going concern.  The Company has been operating over the past year based on loans, stock sales, sales of oil and gas properties and increases in its accounts payable.  There is no guarantee that such sources of financing will continue to be available for operations to the Company.  In order to be able to complete the wells it is in the process of drilling and completing and to produce those wells, the Company will be required to obtain significant funding.  Management’s plans include attempting to find partners for its drilling prospects.  Management intends to make every effort to identify and develop sources of funds.  There is no assurance that Management’s plans will be successful.

NOTE 3:  STOCK TRANSACTIONS

On March 13, 2010, the Company issued 140 million common shares to two shareholders for compensation for past investment and for a partial interest in an oil and gas leases and three marginally producing oil and gas wells. The value was $0.065 per share or a total of $9,100,000.

All but $94,000 was for compensation of the two shareholders for their past investment in the Company. $94,000 was the fair value of the properties purchased based on replacement costs.

In order to maintain control of the Company in its present controlling shareholders, the Company is to amend its articles of incorporation (i) to increase the number of authorized shares of common stock and (ii) to authorize a new class of stock - a Preferred Stock - with a 10 million-share Series A Voting Convertible Preferred Stock, each share of which can cast 14 votes and also be convertible into 14 shares of Common Stock. The Company is expected to issue these 10 million shares to affiliates of the present management of the Company and thereby achieve a balancing of the voting power of  the two shareholders mentioned above, on the one hand, and Superior's present management (and the controlling shareholder), on the other hand.

In order to maintain a balance in the voting power of the controlling shareholders and the two shareholders, in consideration of the Company’s agreeing to order the issuance of the 140 million shares of common stock to the two shareholders, the two shareholders agree that, until after the 10 million shares of Series A Preferred Stock have been authorized and issued and delivered to the owners of those shares, the two shareholders will only exercise the voting power of its shares consistent with the written instructions of the Company’s management (controlling shareholders).  As a result, the issuance of the 140 million shares of common stock to the two shareholders did not result in change of control of the Company.

Superior Oil and Gas Co.
Notes to Financial Statements
(unaudited)

On April 14, 2010, the Company issued 3,765,918 shares of common stock to five persons for services.  The value was $0.03 per share or a total of $112,977 based on the quoted market price of the common stock on the date of grant.

NOTE 4:  NOTE PAYABLE

The note payable is a promissory note to an unrelated individual due March 31, 2011 with interest at 8% per annum.

NOTE 5:  CONVERTIBLE DEBENTURE PAYABLE AND DERIVATIVE LIABILITY

On March 13, 2010 the company entered into a convertible, 15% debenture to an unrelated individual.  The debenture is due with interest on October 9, 2010 and is convertible into 15 million shares of the Company’s common stock.  At the date of issuance, we did not have 15 million authorized but unissued shares available and thus we could not assert that we had sufficient authorized shares to settle this share-settleable instrument if called upon by the holder.  As a result of this, under ASC 815-25, the embedded conversion option should be classified as a derivative liability at its fair value.

As at the nine months ended September 30, 2010, we noted the following issued and outstanding shares and share-settleable instruments:

Common shares issued and outstanding	199,700,000
Common shares convertible from debenture	15,000,000
Total	214,700,000

Accordingly, at September 30, 2010 we still could not assert that we had sufficient authorized shares to share-settle any conversion of the convertible debenture.  As a result, the embedded conversion option should continue to be classified as a derivative liability and measured at fair value.

The valuation of our embedded derivative is determined using the Black-Scholes option pricing model. To determine the fair value of our derivatives, management evaluates assumptions regarding the probability of certain future events. Certain factors used to determine fair value include our period end stock price $0.02, historical stock volatility 338%, risk free interest rate 0.18% and derivative term 0.2 year.

NOTE 6:  FAIR VALUE MEASUREMENT

FASB ASC 820, Fair Value Measurements and Disclosures defines fair value as the exchange price that would be received for an  asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. FASB ASC 820 describes three levels of inputs that may be used to measure fair value:

Superior Oil and Gas Co.
Notes to Financial Statements
(unaudited)

Level 1 – Quoted prices in active markets for identical assets or liabilities.
Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Our derivative liabilities are classified as Level 2.
Level 3 – Unobservable inputs that are supported by little or no market activity and that are financial instruments whose values are determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant judgment or estimation.

If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The following table provides a summary of the fair value of our derivative liabilities measured on a recurring basis:

	Fair value measurements on a recurring basis March 31, 2010
	Level 1	Level 2	Level 3
Liabilities
Embedded derivatives related to Convertible debentures	$-	$247,447	$-

NOTE 7:  IMPAIRMENT OF UNPROVED PROPERTIES

In accordance with ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as oil and gas properties and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount of the fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Impairment of unproved oil and gas properties is determined by ASC 932, “Extractive Activities – Oil and Gas” Impairment charges on oil and gas properties in 2010 and 2009 amounted to $369,371 and $189,885, respectively.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the financial statements and the accompanying notes thereto for the period ended September 30, 2010 and is qualified in its entirety by the foregoing and by more detailed financial information appearing elsewhere.  See "Financial Statements."  The discussion includes management’s expectations for the future.

Such expressions of expectation are not historical in nature and are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are subject to risks and uncertainties that may cause actual future results to differ materially from those expressed in any forward-looking statement.  Such risks and uncertainties are discussed in the Risk Factors section of our Annual Report on Form 10-K.  Copies of that filing may be obtained by contacting Gayla McCoy of our company at 844 South Walbaum Road, Calumet, OK 73014, telephone (405) 884-2080.

Results of Operations – First Three and Nine Months Ended September 30, 2010 Compared to the Three and Nine Months Ended September 30, 2009

We had oil and gas revenue of $6,460 and $29,711 respectively  for our interest in three oil and gas wells for the three and nine months ended September 30, 2010 compared to $15,837 and $21,372 revenue for our interest in five oil and gas wells for the same periods in 2009.  All of our wells have been shut in periodically during the periods due to lack of working capital resulting in uneven and uncomparable revenues.  The wells are operated enough to maintain our leases.

Late in 2006 we drilled two oil and gas wells which were initially completed in 2007.  The neutron log on the Windy Vista #1 well in Garfield County, Oklahoma indicated numerous formations which may contain oil or natural gas.  Initial completion attempts on the Wilcox Formation were not commercially successful, we believe, due to a poor cement job.  We have now completed the well in the Mississippi zone. That well was lost due to a legal judgment in the third quarter of 2009.  The company was able to get 25% of this well back in a settlement with the owners.

Initial completion attempts in the Wilcox Formation on the Lonesome River #1 well in Blaine County, Oklahoma indicated substantial amounts of water.  The well has now been completed in the Viola zone.  The company also fractured the Hunton and Mississippi zones to enhance production on this well.  We have only been able to get minimal production from this well and it has been shut in and the lease lost due to non-production.

We drilled the Chickie #1 and Gayla #1 wells in Logan County, Oklahoma in late 2007 and early 2008.  In addition we did a recompletion on the Lindsey on the same lease during that time frame.  Due to completion problems on the wells we have only been able to get minimal production on the wells.

The revenue of $21,372 in the nine months in 2009 was from our working interest from sporadic production in these wells.  They were shut in most of the time due to lack of funds for operations.  The revenue for oil production for the periods in 2010 was for oil produced in the Logan County wells.  These wells were shut in most of the time in the first quarter of 2010 due to lack of funds necessary to pay for cost of production.

Lease operating expenses for the three and nine months ended September 30, 2010 were $5,541 and $44,903 respectively compared to $10,149 and $15,251 respectively for the same periods in 2009.  Most of the expenditures in 2010 were for workover costs in trying to get the wells producing again.

Impairment expense in the three and nine months periods ended September 30, 2010 were $-0- and $369,371 respectively and for the three and nine months periods ended September 30, 2009 the expense was $58,472 and $248,357 respectively  relating to three leases which expired in the second quarter of 2009.  The acreage contained 316 total acres of which the Company owned a 50% interest or 158 net acres.

General and administrative expenses were $48,881 and $9,336,567 respectively for the three and nine months ended September 30, 2010 compared to $1,734,713 and $1,882,745 respectively for the same periods in 2009, a decrease of $1,685,832 for the three months ended September 30, 2010 from the same period in 2009 and an increase of $7,453.822 for the nine months ended September 30, 2010 from the same period in 2009.  The decrease in the three month period in 2010 compared to 2009 was mostly due to the fact that there was a decrease in share based compensation for the 2010 period.  The increase in the nine months in 2010 was mostly due to increases in share based compensation in 2010 over the same period in 2009.

Interest expense was $15,700 and $65,523 respectively for the three and nine months ended September 30, 2010 compared to $8,442 and $25,326 in the same periods in 2009.  The increases were for interest on the $253,500 debentures and notes the company entered into in 2010 and to the amortization of debt discount related to the debentures.

Depreciation and amortization expense was $16,248 and $48,743 respectively for the three and nine  month periods ended September 30, 2010 compared to $16,235 and $48,814 respectively for the same periods in 2009.  There were no changes in depreciable property between the periods so depreciation  remained virtually unchanged.

Loss on derivative in 2010 is in relation to $150,000 debentures that the company obtained in 2010.  The debenture has a conversion feature in which the holder has the right to convert the debenture at $0.01 conversion price. This would result in a $97,447 loss for the nine months ended September 30, 2010.

Gain on settlement of liabilities in 2010 is for the forgiveness of debt by a large shareholder during the period.  In 2009 the company negotiated with three of its creditors who had liens on property to settle the amount owed for $54,928 less than the total amount due which reflects this income.  The company plans to negotiate the remainder of its accounts payable if funds can be raised for the settlements.

Net Income (Loss)

We suffered a net loss of $79,910 and $9,703,348 respectively for the three and nine months ended September 30, 2010 as compared to $1,789,174 and $2,121,193 respectively for the same three and nine month periods in 2009, a decrease and increase in losses of $1,709,264 and $7,582,155 respectively for the three and nine months ended September 30, 2010 as compared to the same periods in 2009.  The decrease in net loss in the three months ended September 30, 2010 as compared to the same period in 2009 was primarily attributable to a decrease in general and administrative costs, $1,685,832 and a decrease in impairment expense, $58,472 which was offset by a decrease in oil and gas sales net of operating expenses of $4,719; increase in interest expense, $7,258; increase in depreciation, $13; and a decrease in gain on scrap sales of $23,000; gain from derivatives of $139,423; and increase in impairment expense of $179,486.  The increase in net loss in the nine months ended September 30, 2010 as compared to the same period in 2009 was primarily attributable to a decrease in oil and gas sales net of operating expenses of $21,313; increase in general and administrative costs, $7,453,822; increase in interest expense, $40,199; increase in loss on derivative, $97,447; and an increase in impairment expense of $121,014.  All of this was offset by a decrease in depreciation expense of $71, a decrease in settlement of liabilities of $174,569, and a gain on scrap sales, $23,000.

We financed our loss of $9,703,348 for the nine months ended September 30, 2010 primarily with a decrease in cash, $134; depreciation and amortization expense, $48,743; stock based compensation  expense, $9,118,183; increase in impairment of $369,371; increase in accounts payable, $161,384; increase in accrued expenses, $17,326; notes payable, $103,500; and an increase in debtor judgment payable, $25,326.  These sources of funds were offset by increase in the gain in settlement from accounts payable of $229,497, decrease in accounts receivable, $20,466; amortization of debt discount, $23,873; non cash loss on derivative liability, $97,447; and a decrease in loans from officers, $10,976.

There were no material changes in financial condition during the nine months ended September 30, 2010.

Material changes in results of operations.  The results of operations obtained during the first six  months of 2010 differ markedly from those of the first nine months of 2009.  The 2010 results reflect share based compensation expense of $9,005,206, a loss on impairment of $369,371, a gain on settlement issue of $229,497, and loss on derivative of $97,447.